Exhibit 21.1

Significant Subsidiaries and VIE of the Registrant

Significant Subsidiaries of the Registrant	Place of Incorporation
BR Hong Kong Limited	Hong Kong
Beijing Burning Rock Biotech Limited	China
Burning Rock Biotechnology (Shanghai) Co., Ltd.	China

VIE	Place of Incorporation
Burning Rock (Beijing) Biotechnology Co., Ltd.	China

Significant Subsidiaries of the VIE	Place of Incorporation
Guangzhou Burning Rock Biotechnology Co., Ltd.	China
Guangzhou Burning Rock Medical Equipment Co., Ltd.	China
Guangzhou Burning Rock Dx Co., Ltd.	China